Exhibit 2.1
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS AMENDMENT (this “Amendment”), dated as of January 17, 2017, to the Agreement and Plan of Merger, dated as of June 1, 2016 (the “Agreement”), is entered into by and between SUMMIT FINANCIAL GROUP, INC., a West Virginia corporation (“Summit”) and FIRST CENTURY BANKSHARES, INC., a West Virginia corporation (“First Century”). Summit and First Century are sometimes referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
WHEREAS, pursuant to Section 8.3 of the Agreement, this Amendment requires the written consent of the Parties; and
WHEREAS, the Parties desire to enter into this Amendment for the purpose of amending the Agreement as provided herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
Amendment to Section 1.3. Section 1.3 of the Agreement shall be amended in its entirety to read as follows:
“Section 1.3.    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), at which the Parties shall exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII of this Agreement have been satisfied or, to the extent permitted by Applicable Legal Requirements, waived or whether any condition, event or state of facts exists that would permit a Party to terminate this Agreement in accordance with Article VIII, shall take place on April 1, 2017 or such other date mutually agreeable to Summit and First Century (“Closing Date”). If no such condition, event or state of facts then exists enabling a Party, or if no Party elects to exercise any right it may have, to terminate this Agreement, then and thereupon the Parties shall execute such documents and instruments as may be necessary or appropriate to consummate the transactions contemplated by this Agreement. The Closing shall be held at the offices of Summit located 300 North Main Street, Moorefield, West Virginia, at such time established by the Parties, unless another place or time is agreed to in writing by the Parties.”
Amendment to Section 8.1(c). Section 8.1(c) of the Agreement shall be amended in its entirety to read as follows:
“(c)    by either Summit or First Century, upon written notice to the other Party, if the Merger shall not have been consummated on or before April 1, 2017;”
Amendment. This Amendment may only be amended, modified, waived or supplemented in the same manner as the Agreement may be amended, modified, waived or supplemented pursuant to Section 8.3 of the Agreement.
Successors and Assigns. This Amendment is binding on and inures to the benefit of the parties hereto and their respective successors and permitted assigns under the Agreement.
Agreement Affirmed. Except as expressly modified and superseded by this Amendment, all terms and provisions of the Agreement shall remain unchanged and in full force and effect without modification, and nothing herein shall operate as a waiver of any party’s rights, powers or privileges under the Agreement. Notwithstanding anything to the contrary herein, this Amendment does not waive any breaches in the representations and warranties contained in the Agreement or in any document delivered pursuant hereto.

Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties have caused this Amendment to be signed, sealed and delivered through their respective authorized signatories the day and year first above written.

SUMMIT FINANCIAL GROUP, INC.	FIRST CENTURY BANKSHARES, INC.

By: /s/ H. Charles Maddy, III	By: /s/ Frank W. Wilkinson
H. Charles Maddy, III	Frank W. Wilkinson
President and Chief Executive Officer	President and Chief Executive Officer